Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus, dated May 31, 2022, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-262831) of Logan Ridge Financial Corporation (formerly known as “Capitala Finance Corp.”).

We also consent to the incorporation by reference of our report dated March 8, 2021, with respect to the consolidated financial statements of Logan Ridge Financial Corporation as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 included in its Annual Report (Form 10-K) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

May 31, 2022